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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (MILLIONS OF DOLLARS, EXCEPT RATIOS)

                                                                                   Years Ended December 31,
                                                 Nine Months Ended    -----------------------------------------------
                                                 September 30, 2000     1999      1998      1997      1996      1995
                                                 ------------------     -----     -----     -----     -----     -----
EARNINGS:
      Net earnings                                    $230.4           $318.5    $243.0    $149.0    $127.8    $ 32.4
      Extraordinary loss                                --               --        --        14.0      --        15.7
      Provision for income tax                          89.6            140.4     122.4      91.7      73.8      15.2
      Amortization of capitalized interest               0.4              0.3       0.2       0.2       0.1       --
      Fixed charges excluding interest capitalized      18.0             21.3      19.3      18.7      29.6      44.0
                                                   -------------      -----------------------------------------------
             Total                                    $338.4           $480.5    $384.9    $273.6    $231.3    $107.3
                                                   =============      ===============================================
FIXED CHARGES:
     Interest expense (gross of interest income)      $ 11.1           $ 13.0    $ 12.6    $ 13.0    $ 22.8    $ 37.4
     Amortization of deferred financing expense          0.2              0.3       0.5       0.6       1.6       2.2
     Interest capitalized                                0.6              1.0       0.6       0.5       1.2       --
     Interest component of rental expense                6.7              8.0       6.2       5.1       5.2       4.4
                                                   -------------      -----------------------------------------------
             Total                                    $ 18.6           $ 22.3    $ 19.9    $ 19.2    $ 30.8    $ 44.0
                                                   =============      ===============================================
RATIO OF EARNINGS TO FIXED CHARGES                      18.2x            21.5x     19.3x     14.3x      7.5x      2.4x
                                                   =============      ===============================================


    In the computation of our ratio of earnings to fixed charges, earnings consist of earnings before income tax, plus fixed charges, less capitalized interest, plus amortization of capitalized interest. Fixed charges consist of interest expense excluding the benefit of capitalized interest and including a reasonable approximation of the interest component included in rental expense.